EXHIBIT 99.1

Press Release

EMCORE Corporation Sells its 49% Interest in GELcore to GE for $100 million

SOMERSET, New Jersey, August 31, 2006 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and solar power markets, today announced that it has sold its 49% membership interest in GELcore, LLC to the Lighting operations of GE Consumer & Industrial, a division of General Electric (GE) for $100 million in cash. GE owned a 51% membership interest in GELcore prior to acquiring the remaining 49% from EMCORE.

GE and EMCORE formed GELcore, a joint venture to address the solid-state lighting market with high brightness light emitting diode-based (HB-LED) lighting systems in 1999. GELcore's products include traffic lights, channel letters, and other signage and display products that incorporate HB-LEDs. EMCORE has accounted for its investment in GELcore using the equity method of accounting and its cumulative share of losses since GELcore's formation through June 30, 2006 total approximately $16.1 million. EMCORE expects to realize a gain on the sale of GELcore in the range of $85-$90 million.

In 2005, GELcore recorded a net loss of $0.8 million, a decrease of $3.3 million from the $2.5 million net income recorded in 2004. For the six months ended June 30, 2006, GELcore recorded a net loss of $1.3 million. EMCORE and GE have collaborated over the past seven years as GELcore has grown to become a leading solid state lighting company. EMCORE, through their material science expertise and funding by GELcore, has contributed to the GELcore IP portfolio.

“The sale of GELcore has come at an opportune time for EMCORE as we enter the terrestrial solar market which represents an enormous end market for EMCORE” stated Reuben F. Richards, Jr., Chief Executive Officer. He added, “This sale provides us with one of the strongest balance sheets in our industry and positions us extremely well to advance our industry leading technology in both fiber optics and photovoltaics.”

Lazard acted as financial advisor to EMCORE in the transaction.

EMCORE will discuss the sale in a conference call on Wednesday, September 6, 2006, at 12:00 noon ET. To participate in the call, U.S. callers should dial (toll free) 866-710-0179 and international callers should dial 334-323-9871. The access code for the call is 17742. A replay of the call will be available beginning September 6, 2006 at 2::00 p.m. ET until September 13, 2006 at 11:59 p.m. ET. The replay call-in number for U.S. callers is 877-656-8905, for international callers it is 334-323-9859, and the access code is 72905937. The call also will be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optic, satellite and solar power markets. EMCORE’s Fiber Optic segment offers optical components, subsystems and systems for high speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE’s Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Disclaimer
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. Actual operating results may differ materially from such forward-looking statements and are subject to certain risks, including risks arising from: the loss of potential future gains from the investment in GELcore; difficulties in developing and commercializing solar concentrator systems; expenses and charges related to closing the remaining operations in New Jersey and reducing corporate overhead; and other factors described in EMCORE's filings with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contacts:

EMCORE Corporation
Tom Werthan - Chief Financial Officer
(732) 271-9090
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com